Exhibit 99.1

Pasqal, A Global Leader in Neutral Atom Quantum Computing, to Go Public via Business Combination with Bleichroeder Acquisition Corp II

●	Co-Founded by Nobel Prize Laureate, Alain Aspect, with deep bench of scientific leaders and intellectual property

●	Pure play neutral atom quantum computing company with 7 quantum computers deployed

●	Trusted by industry leaders with key partnerships including IBM (Pasqal is part of the IBM Quantum Network) and NVIDIA, and key customers such as Sumitomo, LGE and CMA CGM

●	Transaction values Pasqal at $2 billion pre-money and is designed to drive commercialization of Pasqal’s current quantum processing unit offering

●	$200 million of convertible financing anchored by sponsor-affiliated investor Inflection Point, existing Pasqal anchor investor BPIfrance Large Venture and several other new institutional investors

●	The transaction positions Pasqal to accelerate its technology and product roadmap, accelerate achievement of quantum advantage and fault tolerant quantum computing and continue executing on its international growth strategies

Paris, France & New York, NY– March 4, 2026— Pasqal Holding SAS (“Pasqal”), a global leader in neutral atom quantum computing, and Bleichroeder Acquisition Corp. II (“Bleichroeder”), a SPAC led and backed by Michel Combes and Andrew Gundlach (Nasdaq: BBCQ), announced today that they have entered into a definitive business combination agreement (“BCA”), following the consummation of which the go forward company will operate as Pasqal and is expected to be listed on Nasdaq. The proposed transaction is expected to close in the second half of 2026, subject to customary closing conditions, including regulatory and shareholder approval. As a global leader in neutral atom quantum computing, the deal values Pasqal at $2.0 billion pre-money, and contains $200 million in committed capital via convertible financing, which will allow Pasqal to deliver on its quantum roadmap and technology deployment, accelerate the Company’s efforts in demonstrating quantum advantage and accelerate international commercial and organizational growth.

Michel Combes and Andrew Gundlach, Co-Sponsors of Bleichroeder Acquisition Corp. II, commented: “Pasqal represents the strength of French scientific excellence translated into commercial leadership. Built on Nobel Prize-winning research and supported by France’s deep national commitment to quantum innovation, Pasqal has already deployed quantum computers globally and is delivering real-world capability today. We believe this partnership provides the capital and platform to accelerate Pasqal’s growth as a global leader in neutral atom quantum computing. We are proud to support Pasqal, which combines sovereign European roots with international ambition and the ability to scale to become a global quantum leader.”

Wasiq Bokhari, CEO Pasqal Holding SAS, commented: “Pasqal brings a combination of some of the world’s leading neutral atom quantum computing technology, deep customer traction, commercial scaling and solid sovereign support. This funding gives us the fuel to further cement our leadership in the quantum computing industry as a global shareholder-focused French company.”

Delivering Real-World Quantum Processing Units and Quantum Solutions Today

Pasqal is a global leading quantum technology company pioneering the development of neutral-atom quantum computers for industry, science, and governments worldwide. Built on Nobel Prize-winning research, Pasqal has been designing and building high-performance hardware and cloud-ready software since 2019 to address complex challenges in optimization, simulation, and artificial intelligence. Headquartered in France, Pasqal employs over 275 people including 70 phDs and serves over 25 clients and partners. With deep sovereign backing and other leading international investors, Pasqal is accelerating the adoption of scalable, high-performance quantum computing worldwide. Pasqal’s scientific leadership, commercial traction and a robust growth outlook positions it as a highly attractive public investment opportunity in quantum computing:

●	Co-Founded by Nobel Prize Laureate, Alain Aspect, with deep bench of scientific leaders and intellectual property

○	Alain Aspect, 2022 Nobel Prize Laureate for his work on entangled photons, establishing the violation of Bell inequalities and pioneering quantum information science

○	Antoine Browaeys, member of the Académie des Sciences, and 2025 John Stewart Bell Prize for his work on quantum simulation of 2D antiferromagnets with hundreds of Rydberg atoms

●	French sovereign backing via equity shareholding and strategic partnerships

●	Pure play neutral atom quantum computing company with 7 quantum computers deployed to date with 3 more in production, representing more quantum computers deployed than any other pure play neutral atom based quantum computing company in the world

●	Delivering quantum computing solutions to enterprises globally

●	Commercially ready neutral atom quantum computing company in the market with approximately 100% revenue growth in 2025 (unaudited) and approximately $80 million in booked and awarded business including grants, representing potential multi-year value customer contracts expected to be realized over time

●	Trusted by industry leaders in critical technology with key partnerships including IBM (Pasqal is part of the IBM Quantum Network) and NVIDIA

●	Currently serving over 25 commercial customers and partners including Sumitomo, CMA CGM, Thales, LGE

●	Ability to ramp up to 13 QPUs per annum across 2 manufacturing facilities in France and Canada, subject to full staffing and parts availability

Transaction Details

The transaction values Pasqal at a pre-money rollover equity value of $2.0 billion and the combined company at a pro forma enterprise value of approximately $2.0 billion, with a pro forma market capitalization of approximately $2.6 billion. The transaction is expected to provide more than $600 million of gross proceeds to Pasqal, including:

●	Approximately $289 million cash held in Bleichroeder’s trust account as of February 28, 2026 (assuming no redemptions and inclusive of deferred underwriting fees of up to $12.25 million);

●	$200 million of convertible financing anchored by sponsor-affiliated investor Inflection Point, existing Pasqal anchor investor BPIfrance Large Venture and several other new institutional investors

●	Approximately $158 million cash on Pasqal’s balance sheet as of February 28, 2026

Proceeds from the transaction are expected to:

●	Support the rapid advancement and commercialization of Pasqal’s core quantum technologies and product offerings.

●	Enable broader and faster realization of practical quantum advantage in real-world applications.

●	Advance the development of scalable, error-corrected quantum computing systems.

●	Drive global market expansion and strengthen operational capabilities worldwide.

The boards of directors of both Pasqal and Bleichroeder have approved entry into the proposed BCA and the transaction is subject to customary closing conditions, including, among other things, the approval by Bleichroeder shareholders of the business combination and certain other shareholder approvals related thereto, the closing of the concurrent convertible financing transaction and the U.S. Securities and Exchange Commission’s (the “SEC”) completed review of the registration statement on Form F-4 and the receipt of certain other regulatory approvals, and approval by Nasdaq to list the securities of the combined company.

Advisors

Lazard Freres SAS is serving as advisor to Pasqal’s Board. Orrick, Herrington & Sutcliffe LLP (France and US) is serving as legal counsel to Pasqal. Cantor Fitzgerald & Co. is serving as advisor to Bleichroeder. Reed Smith LLP (France and US) is serving as legal counsel to Bleichroeder. Cohen & Company Capital Markets acted as Lead Book-Running Manager for Bleichroeder’s initial public offering which closed on January 8, 2026.

About Pasqal

Pasqal is a leader in the industrialization of neutral-atom quantum computing, transforming Nobel Prize-winning research into real-world solutions for industry, science, and governments. Since its founding in 2019, Pasqal has built high-performance quantum systems and cloud-ready software designed to address complex challenges in optimization, simulation, and artificial intelligence.

Pasqal, headquartered in France, employs over 275 people and serves over 25 clients, including CMA CGM, OVHcloud, Thales, IBM (Pasqal is part of the IBM Quantum Network), Nvidia, and Sumitomo. Backed by more than $300 million in total funding from leading international investors, Pasqal is accelerating the adoption of scalable, high-performance quantum computing worldwide.

About Bleichroeder

Bleichroeder Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Media Contact

Suzanne Ciechalski

sciechalski@soleburystrat.com

845-505-1040

Forward-Looking Statements

Certain statements made herein are not historical facts but may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “might”, “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “predict,” “project”, “forecast,” “believe,” “potential,” “seem,” “seek,” “target,” “possible,” “future,” “outlook” or the negatives of these terms or variations of them or similar terminology or expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the proposed business combination between Bleichroeder and Pasqal, the estimated or anticipated future results and benefits of the combined company following the business combination, including the likelihood and ability of the parties to successfully consummate the business combination, future opportunities for the combined company, the committed convertible financing and other statements that are not historical facts.

These statements are based on the current expectations of Bleichroeder and/or Pasqal’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Bleichroeder and Pasqal. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions regarding Pasqal’s business and the business combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political, social and business conditions; uncertainty or changes with respect to laws and regulations; uncertainty or changes with respect to taxes, trade conditions and the macroeconomic environment; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the BCA, including failure by Bleichroeder or Pasqal to receive their respective shareholder approval or required regulatory approvals of the business combination; the number of redemption requests made by Bleichroeder’s shareholders in connection with the business combination, leaving the combined company with insufficient cash to execute its business plans; the outcome of any legal proceedings or governmental investigations that may be instituted against the parties following the announcement of the business combination; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction; the risk that the business combination disrupts Pasqal’s current plans and operations as a result of the announcement and consummation of the business combination; the risks related to Pasqal meeting expected business milestones; the effects of competition on Pasqal’s business; the ability of the combined company to execute its growth strategy, manage growth profitably and retain its key employees; the ability of the combined company to obtain or maintain the listing of its securities on a U.S. national securities exchange following the business combination; the ability to achieve dual listing on Euronext N.V. Paris following the business combination; costs related to the business combination; the ability of Bleichroeder or the combined company to raise capital and to issue debt, equity or equity-linked securities in connection with the proposed business combination or in the future on reasonable terms or at all; the combined company’s ability to maintain internal control over financial reporting and operate as a public company; the risk from Pasqal pursuing an emerging technology, facing significant technical challenges and the potential that it may not achieve commercialization or market acceptance; Pasqal’s financial performance and limited operating history; Pasqal’s expectations regarding future financial performance, capital requirements and unit economics; Pasqal’s use and reporting of business and operational metrics; Pasqal’s competitive landscape; Pasqal’s dependence on members of its senior management and its ability to attract and retain qualified personnel; Pasqual’s potential need for additional future financing prior to or after the business combination as a combined company; Pasqal’s concentration of revenue in contracts with government or state-funded entities; Pasqal’s ability to manage growth and expand its operations; potential future acquisitions or investments in companies, products, services or technologies; Pasqal’s reliance on strategic partners and other third parties; Pasqal’s ability to maintain, protect and defend its intellectual property rights; risks associated with privacy, data protection or cybersecurity incidents and related regulations; the use, rate of adoption and regulation of artificial intelligence and machine learning; and other risks that will be detailed from time to time in filings with the SEC. The foregoing list of risk factors is not exhaustive. There may be additional risks that Pasqal and Bleichroeder presently do not know or that Pasqal and Bleichroeder currently believe are immaterial that could also cause actual results to differ from those contained in forward-looking statements. In addition, forward-looking statements provide Pasqal’s and/or Bleichroeder’s expectations, plans and forecasts of future events and views as of the date of this communication. Pasqal and Bleichroeder anticipate that subsequent events and developments will cause their assessments to change. However, while Pasqal and/or Bleichroeder may elect to update these forward-looking statements in the future, Pasqal and Bleichroeder specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Pasqal’s or Bleichroeder’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or results of such forward-looking statements will be achieved.

An investment in Bleichroeder is not an investment in any of its founders’ or sponsors’ past investments, companies or affiliated funds. The historical results of those investments are not indicative of future performance of Bleichroeder, which may differ materially.

Additional Information and Where to Find It

The business combination will be submitted to shareholders of Bleichroeder for their consideration. In connection with the business combination, Bleichroeder intends to file a registration statement on Form F-4 (the “Registration Statement”) with the SEC, which will include a proxy statement/prospectus and certain other related documents, which will serve as both the proxy statement/prospectus to be distributed to its shareholders in connection with its solicitation for proxies for the vote by its shareholders in connection with the business combination and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities to be issued to Pasqal’s shareholders in connection with the completion of the business combination. After the Registration Statement is declared effective, Bleichroeder will mail a definitive proxy statement/prospectus and other relevant documents to its shareholders as of the record date established for voting on the business combination. This communication is not a substitute for the Registration Statement, the definitive proxy statement/prospectus or any other document that Bleichroeder will send to its shareholders in connection with the business combination.

BEFORE MAKING ANY INVESTMENT OR VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS AND, IN EACH CASE, ANY AMENDMENTS THERETO, FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION, RELATED TRANSACTIONS AND THE PARTIES TO THE BUSINESS COMBINATION. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC free of charge at www.sec.gov. The definitive proxy statement/final prospectus (if and when available) will be mailed to shareholders of Bleichroeder as of a record date to be established for voting on the business combination. Shareholders of Bleichroeder will also be able to obtain copies of the proxy statement/prospectus without charge, once available, at the SEC’s website at www.sec.gov

Participants in the Solicitation

Bleichroeder and its directors, executive officers, and other members of management, and consultants, under SEC rules, may be deemed participants in the solicitation of proxies from Bleichroeder’s shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Bleichroeder and the business combination is contained in the sections entitled “Management,” “Principal Shareholders,” and “Certain Relationships and Related Party Transactions” of the Final Prospectus filed by Bleichroeder with the SEC on January 8, 2026 and the Current Report on Form 8-K filed with the SEC on January 9, 2026, and each of which is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the proxy solicitation and their direct and indirect interests will be contained in the Registration Statement and the proxy statement/prospectus when they become available.

Pasqal, its directors, executive officers, other members of management, employees and consultants, under SEC rules, may be deemed participants in the solicitation of proxies of Bleichroeder’s shareholders in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be included in the Registration Statement and the proxy statement/prospectus when they become available.

No Offer or Solicitation

This communication is for informational purposes only and is not (i) an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law nor (ii) the solicitation of any vote in any jurisdiction pursuant to the business combination or otherwise. This press release is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in the United States or any other jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or exemptions therefrom. No securities commission or securities regulatory authority in the United States or any other jurisdiction has in any way passed upon the merits of the business combination or the accuracy or adequacy of this communication.

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